Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-205322, Form S-8 No. 333-220695) pertaining to The Gannett Co., Inc. 401(k) Savings Plan (the Plan) of our report dated June 14, 2019, with respect to the financial statements and schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP Tysons, Virginia
June 14, 2019